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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*


                            Tier Technologies, Inc.
                            -----------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                   88650Q 10 0
                                   -----------
                                 (CUSIP Number)



                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-----------------------                             ----------------------------
CUSIP NO. 8865Q 10 0                    13G              PAGE 2 OF 4 PAGES
-----------------------                             ----------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           TIER TECHNOLOGIES, INC. VOTING TRUST (1)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           NOT APPLICABLE
----------------------------- ----- --------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   NONE
                              ----- --------------------------------------------
        BENEFICIALLY          6     SHARED VOTING POWER

          OWNED BY                  NONE
                              ----- --------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER

         REPORTING                  NONE
                              ----- --------------------------------------------
           PERSON             8     SHARED DISPOSITIVE POWER

           WITH:                    NONE
----------------------------- ----- --------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           NONE
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           |_|
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           NONE
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
(1) The Tier Technologies, Inc. Voting Trust was terminated on November 21,
2002.

ITEM 1.
         (a)      Name of Issuer: TIER TECHNOLOGIES, INC.
         (b)      Address of Issuer's Principal Executive Offices: :
                  2001 N. MAIN STREET, STE. 500, WALNUT CREEK, CA 94596

ITEM 2.
         (a)      Name of Person Filing:
                  THE TIER TECHNOLOGIES, INC. VOTING TRUST (1)
         (b)      Address of Principal Business Office or, if none, Residence:
                  C/O TIER TECHNOLOGIES, INC., : 2001 N. MAIN STREET, STE. 500, WALNUT CREEK, CA 94596
         (c)      Citizenship: NOT APPLICABLE
         (d)      Title of Class of Securities: CLASS B COMMON STOCK
         (e)      CUSIP Number: 8865Q 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(b), OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: - NOT APPLICABLE

ITEM 4.  OWNERSHIP
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned: None
         (b)      Percent of Class: None
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote: None
                  (ii)     Shared power to vote or to direct the vote: None
                  (iii) Sole power to dispose or to direct the disposition of: None
                  (iv) Shared power to dispose or to direct the disposition of: None

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d-3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: - If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:  NOT APPLICABLE

ITEM 10. CERTIFICATION:  NOT APPLICABLE


(1) The Tier Technologies, Inc. Voting Trust was terminated on November 21,
2002.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2003
-------------------------------------
                  Date

/s/ James L. Bildner
-------------------------------------
                  Signature

James L. Bildner, Trustee of the Tier Technologies, Inc. Voting Trust
---------------------------------------------------------------------

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  Page 4 of 4